Final Version

Securities Lending Agency Agreement

This agreement (“Agreement”) is dated April 5, 2021, between BMO Harris Bank N.A. (“Lending Agent”) and Capitol Series Trust on behalf of each fund, severally and not jointly, listed in Exhibit A and Fuller & Thaler Asset Management, as adviser to such funds (together, Client).

WHEREAS, Client has determined that securities loan transactions are suitable for Client and that Client has the financial resources for such transactions; WHEREAS, Client desires to authorize Lending Agent, as its agent, to lend certain of Client’s securities held by a custodian other than Lending Agent or its affiliates to certain borrowers approved by Lending Agent or its affiliates, against a pledge of collateral;

NOW, THEREFORE, the parties agree as follows:

1.	Appointment of Agent

(a)        Until this Agreement is terminated pursuant to Section 11, Lending Agent is authorized as Client’s agent to lend any of Client’s securities held in trust or in custody by Client’s custodian, Huntington National Bank (“Custodian”), except those securities which Client or Client’s investment adviser specifically identifies in written notices to Lending Agent should not be loaned, whether because the securities have been sold or otherwise. Lending Agent shall have no authority or responsibility for determining whether any of Client’s securities should be excluded from the lending program. The securities may be loaned to such borrowers as appear on Lending Agent’s approved list of borrowers on such terms as Lending Agent and the borrower negotiate. Client may obtain a copy of the approved list of borrowers at any time upon request. Lending Agent is further authorized to terminate any loan at any time in its sole discretion. Lending Agent is authorized as Client’s agent to sign agreements with borrowers, ownership or other certificates as may be required by the Internal Revenue Service or any other regulatory authorities, and to take any other actions necessary or desirable to effect such loans and/or the investment of any collateral received for such loans, including master securities lending agreements and tri-party agreements. Lending Agent is further authorized to identify Client as the principal in securities lending transactions to potential borrowers and applicable governmental, regulatory and taxing authorities.

(b)        Client acknowledges that Lending Agent acts as agent for other securities lending clients (collectively, the “Securities Lending Program”) who may hold some of the same securities as Client may hold and, accordingly, that any given loan to a borrower may be comprised of securities owned by several of Lending Agent’s clients. Client agrees that Lending Agent shall have full discretion to allocate such loans among Lending Agent’s clients by such equitable methods as Lending Agent deems appropriate and that Lending Agent shall have no obligation to include Client in any such allocation. Lending Agent does not represent or warrant that any amount or percentage of Client’s securities will, in fact, be loaned.

Final Version

(c)        Client represents and covenants that: (i) the securities subject to loans under this Agreement are free and clear of all liens, claims, security interests and encumbrances and Client has and will have the right, power and authority to lend those securities under this Agreement; (ii) the assets subject to this Agreement are not plan assets under the Employee Retirement Income Security Act of 1974, or the Internal Revenue Code of 1986, each as amended; (iii) the execution, delivery and performance of this Agreement are within Client’s powers, have been and remain duly authorized by all necessary action and will not violate or constitute a default under any applicable law or regulation or of any decree, order, judgment, agreement or instrument binding on Client; (iv) no consent of any applicable governmental authority or body is necessary for Client to execute and lend securities under this Agreement, except for such consents as have been obtained and are in full force and effect, and all conditions of which have been duly complied with; (v) this Agreement constitutes a legal, valid and binding obligation, enforceable against Client in accordance with its terms; and (vi) Client’s tax identification number is accurately indicated below Client’s signature to this Agreement.

(d)        In effecting securities loans and managing the associated collateral, Lending Agent may appoint BMO Asset Management Corp. or another affiliate as Lending Agent’s agent, but any such appointment shall not relieve Lending Agent of its obligations under this Agreement.

(e)        Client agrees to take any and all steps reasonably necessary and as may be reasonably requested by Lending Agent from time to time to ensure that Custodian agrees to and acts in compliance with the Client’s obligations under this Agreement and any securities loan agreement outstanding during the term of this Agreement. Also, Lending Agent is authorized to request a third-party bank to perform certain custodial functions involving the holding of collateral.

(f)        As to special resolution regimes (“SSRs”), Client agrees that Lending Agent may, as Client’s agent, do any or all of the following: (i) agree to amend any master securities loan agreement, master repurchase agreement, or any other agreement entered into by Lending Agent on Client’s behalf pursuant to the SLAA, whether in the form of industry standard or bespoke agreements (“Applicable Agreements”), including agreeing to contractually acknowledge stays and overrides of default rights that would apply under SSRs and the potential bail-in of liabilities under SRRs, (ii) adhere to any protocols published by the International Swaps and Derivatives Association, Inc., including the ISDA Resolution Stay Jurisdictional Modular Protocol and any Jurisdictional Modules thereto, regarding the Applicable Agreements, or (iii) take any other action on Client’s behalf that Lending Agent, in its sole discretion, deems necessary to comply with regulations related to SRRs.

2.	Remuneration

Lending Agent shall pay Client a fee for each loan equal to 80% (20% shall be retained by Lending Agent as its compensation) of (1) in the case of loans not collateralized by cash, the fee paid by the borrower to Lending Agent with respect to each loan, and (2) in the case of loans collateralized by cash, the difference between (i) the net realized income, if any, derived from investments of the cash collateral, as invested as set forth in Section 6(c), minus (ii) the borrower’s rebate and any other allocable fees and expenses (including overdraft, transaction and execution charges and expenses).

Final Version

3.	Statements of Loan Activity and Fees

Lending Agent shall send Client a monthly report of fees earned from securities lending activity. Monthly reports of securities lending activity are available upon request.

4.	Distributions and Voting on Loaned Securities

(a)        All borrowers shall be required to pay or otherwise deliver to Lending Agent all payments in respect of interest payments, dividends, or other distributions received for the borrowed securities (“Substitute Payments”). Except as provided in (b) below, such payments shall be credited by Lending Agent to Custodian for further credit to Client’s account promptly following receipt by Lending Agent of such payments from the borrower. Lending Agent will undertake to convert any payments received in a foreign currency only upon the written instructions of Client. All costs of such currency conversions shall be the sole responsibility of, and shall be borne by, Client, and shall be debited from the proceeds of the currency conversion prior to remitting to Custodian for further credit to Client’s account. In the absence of written instructions as provided herein, all such payments shall be remitted to Custodian for further credit to Client’s account in the currency in which the payments are received. Client authorizes Lending Agent to pay, provided that the borrower is not in default under its agreement with Lending Agent, to the borrower all interest payments received by Lending Agent on non-cash collateral held by Lending Agent as collateral for loans made pursuant to this Agreement.

(b)        Any noncash distribution on loaned securities including a stock split or a stock dividend, shall be added to the loan or returned to the Lending Agent (for further delivery to Custodian, if applicable) as of the date such noncash distribution is received by the borrower.

(c)        Client acknowledges that Client cannot vote securities that are on loan on the applicable record date for such securities and that Lending Agent shall not have any responsibility in connection with any voting of such securities.

(d)        Client further acknowledges that payments that Client receives under (a) above in substitution for interest or dividends will be taxed differently than if Client had received the interest or dividend payments directly. Client has made its own determination as to the tax treatment of any securities loan transaction undertaken pursuant to this Agreement and of any dividends, distributions, remuneration or other funds received under this Agreement. Client will indemnify, release and hold Lending Agent harmless for the full amount of any taxes deducted, withheld or otherwise paid by Lending Agent on Client’s behalf to a relevant taxing authority, whether or not such taxes were correctly or legally asserted by the tax authority. Client will indemnify and reimburse Lending Agent immediately upon Lending Agent’s written request for any such taxes deducted, withheld or otherwise paid at the time initially assessed as well as upon any final determination by a taxing authority if the amount so finally determined is greater than the amount initially assessed. If Lending Agent has not received Client’s indemnity and reimbursement payments within 45 days after the date of Lending Agent’s written request, then Lending Agent may request that the Custodian deduct the amount of the requested reimbursement from one or more of Client’s accounts held at the Custodian. Lending Agent shall have no obligation to contest Client’s liability for any tax, but if the taxing authority determines that the tax was not correctly or legally asserted and refunds such tax to Lending Agent, Lending Agent will return such refunded tax to Client with any interest received from the relevant tax authority.

Final Version

(e)        If any Substitute Payments are not received by Lending Agent from the borrower by the expiration of the applicable delivery period specified in Lending Agent’s agreement with the borrower, Lending Agent shall notify Client or Custodian of such fact and shall take all actions, on Client’s behalf and at Client’s expense, that Lending Agent deems appropriate to secure the payment. Lending Agent may exercise, on Client’s behalf, all rights of Client that it may have against the borrower.

(f)         If any installment, call or rights issue becomes payable on or in respect of any loaned securities, Lending Agent shall use reasonable efforts to comply with any written instructions that Client or Custodian provides to Lending Agent at least three full business days in advance of the applicable deadline for responding, but Lending Agent shall not be required to make any payment in connection with any such installment, call or rights issue unless Client has first provided Lending Agent with the funds to make such payment. The Lending Agent is indemnified under the indemnity in Section 8 for any failure of Client, Custodian, or their representative to provide appropriate timely instructions as to any installment.

5.	Recalls of Securities by Client

(a)        Client may instruct Lending Agent to terminate any loan in whole or in part by giving Lending Agent written notice thereof (“Recall Notice”). Lending Agent shall thereupon promptly recall the securities from the borrower (“Recalled Securities”), within the recall period specified by Lending Agent’s agreement with the borrower, which shall not be later than the second business day (but, in the case of Government Securities, the first business day) following the business day on which Lending Agent gives a notice recalling the securities from the borrower (“Recall Period”).

(b)        The Client agrees to, or have Custodian, notify Lending Agent of Client’s pending sales once the trades are affirmed in the Custodian’s system. Sale trade notifications must be sent to Lending Agent on trade date. Lending Agent can send a Recall Notice to the Borrower on the same-day as when received by Lending Agent if received by the following deadlines:

●   Government Securities by 9:30 a.m. Eastern time.

●   All other securities by 1:00 p.m. Eastern time.

If, on the day Lending Agent receives the Recall Notice, (i) the borrower is closed for business, (ii) the principal market for the loaned securities is closed for trading, or (iii) the Recall Notice is received after the above deadlines, the Recall Notice will be sent and the Recall Period will commence on the next business day on which both the borrower and the principal trading market are open. Government Securities will settle same day if received by the recall deadline. For all other securities, the borrower has two days from the Recall Notice date to return the securities.

(c)        If any Recalled Security is not returned by a borrower by the expiration of the applicable Recall Period, Lending Agent shall notify Client or Custodian of such fact. Subject to Section 7, Lending Agent shall take all steps which Lending Agent deems appropriate to secure the prompt return of the securities pursuant to Lending Agent’s agreement with the borrower (which may include the liquidation of collateral and the purchase of replacement securities).

Final Version

(d)        If the Recall Notice causes the termination of a loan and Lending Agent is unable to deliver to a borrower substitute securities owned by another participant in the Securities Lending Program, then, any interest penalties charged by the borrower or other costs incurred as a result of such termination shall be borne by Client; otherwise, Client shall not be responsible for penalties or costs charged by a borrower for early termination of a securities loan. In addition and as more fully described in Section 6, Client shall also be responsible for any losses on the investment of cash collateral, whether or not the loan is terminated in response to Client’s action or direction.

(e)        It is imperative that the Client comply with this Section 5 in order to avoid a failed trade or a potential buy-in. When a trade has failed to settle because the borrower has not returned Recalled Securities, Lending Agent will work diligently with the borrower to have securities returned as soon as possible. If you receive a buy-in notice from the executing broker, time is of the essence. Client must send the buy-in notice to Custodian upon receipt but no later than 7:00 a.m. Eastern time on the date of buy-in execution, and must also have Custodian communicate the buy-in notice to Lending Agent, who will forward it to the Borrower. In some scenarios, borrowers may make partial returns prior to buy-in execution, and Lending Agent will inform Custodian as securities are returned. In that case, Client is responsible for instructing Custodian to attempt to make partial deliveries on failing sales. Neither Lending Agent nor borrower is liable for securities returned before buy-in execution.

6.	Collateral

(a)        Prior to or simultaneously with the delivery of Client’s securities to a borrower, Lending Agent shall obtain from the borrower and hold on Client’s behalf initial collateral having a market value not less than (i) 102% of the market value of domestic U.S. loaned securities, (ii) 105% of the market value of foreign loaned securities or (iii) such other percentage of the market value of the loaned securities (not less than 100%) agreed to by Client in writing (“Initial Margin Requirement”). The collateral shall consist of (i) cash (ii) securities issued or guaranteed by the United States Government or its agencies or instrumentalities (“Government Securities”), or (iii) other securities as agreed to by the parties.

(b)        Lending Agent will mark to market loaned securities and collateral on a daily basis, and if at the close of trading on any business day, the market value of the collateral held by Lending Agent for loans made to any one borrower is less than 100% of the market value of the loaned securities, Lending Agent shall request from such borrower pursuant to Lending Agent’s agreement with the borrower such additional collateral so that the market value of the collateral is not less than the Initial Margin Requirement. Client understands that Lending Agent may be obligated to release collateral in excess of the Initial Margin Requirement to the borrower when so required by Lending Agent’s agreement with the borrower. Client expressly acknowledges and agrees that, for purposes of this Agreement, the market value of cash collateral shall be deemed to mean the principal amount of the cash collateral actually delivered by the borrower to Lending Agent and not the market value of the investments purchased with such cash collateral.

Final Version

(c)        Client directs Lending Agent to invest, on Client’s behalf and for Client’s account, any cash collateral received from a borrower as set forth in Exhibit B to this Agreement, as amended from time to time (“Authorized Investments”). Client agrees that it will execute such additional documentation, including a private placement subscription agreement, if applicable, and other investment documentation as may be required to invest in the Authorized Investments. Client understands that in addition to the services provided to Client by Lending Agent, Lending Agent may provide services in connection with the Authorized Investments. Client further understands that Lending Agent may receive fees from the Authorized Investments or from entities affiliated with such Authorized Investments, which fees are calculated with reference to the amount of assets of Lending Agent clients as a whole that are invested in an Authorized Investment. Client directs that any such fees as are calculated with reference to collateral invested pursuant to this Agreement shall be treated as net realized income from collateral investments, as described in Section 2 of this Agreement. If agreed upon by Client and Lending Agent, such Authorized Investments may include investments issued or advised by, purchased through or entered into with Lending Agent or its affiliates and customers of Lending Agent or its affiliates for whom Lending Agent or an affiliate acts in any capacity, and Client authorizes Lending Agent to purchase or sell Authorized Investments to or from Lending Agent or its affiliates or other accounts held or managed by Lending Agent or its affiliates.

(d)        Client acknowledges that cash collateral is invested at Client’s risk and that Lending Agent does not warrant the rate of return on or guarantee the safety of such investments. Client further acknowledges that Lending Agent has no liability for purchasing or retaining any investment that at the time of purchase was an Authorized Investment. Client understands the risk of loss that may be entailed with the investment of collateral, has determined that the Authorized Investments are appropriate and suitable investments in light of Client’s investment objectives and expressly approves such Authorized Investments. Client accepts all investment risk (including interest rate, market, credit and liquidity risk) associated with any investment funds or instruments purchased or entered into with the cash collateral.

(e)        If, upon termination of any loan, whether pursuant to a Recall Notice, a termination of this Agreement or a termination of a loan as a result of the expiration of the term thereof or by action of the borrower or Lending Agent, the cash collateral held by Lending Agent for Client’s account is less than the amount required to be returned to the borrower under Lending Agent’s agreement with the borrower (whether due to losses realized on the sale of instruments purchased with the cash collateral, or otherwise), Client will promptly provide Lending Agent with cash in the amount of any such deficiency. Any such deficiency is solely the responsibility of Client. Lending Agent shall have no responsibility for any losses or deficiencies with respect to any collateral or investments under this Agreement and is indemnified for such losses or deficiency under the indemnity in Section 8.

(f)        If Client fails to pay amounts due under this Agreement, Client authorizes Lending Agent to obtain such amounts directly from Custodian, out of Client’s accounts. As security for Client’s obligation to pay amounts due hereunder, Lending Agent shall have, and Client grants, a continuing lien on and security interest in any property of Client then held by or for Lending Agent, including any and all loaned securities returned to Lending Agent as aforesaid, and a right of setoff with respect to such property or any amount payable by Lending Agent to Client.

Final Version

7.	Replacement of Securities

(a)        Except as provided in Section 5 of this Agreement, in the event that any loan is terminated and the loaned securities or any portion thereof are not returned to Lending Agent by or on behalf of the borrower within the time specified by Lending Agent’s agreement with the borrower, Lending Agent shall at its expense (i) within two (2) business days after the expiration of the Recall Period, replace the loaned securities (or any portion thereof not so returned) with a like amount of the loaned securities of the same issuer, class and denomination, and hold Client harmless from any brokerage commission and fees, incurred by Lending Agent in the purchase of such replacement securities or (ii) credit Client’s account with an amount of cash equal to the Market Value (as defined below) of such unreturned loaned securities determined at the close of business as of the date on which the loaned securities should have been returned (the “Return Date”). The Market Value of loaned securities will be determined as follows:

●	for equity securities traded on a national securities exchange, including NASDAQ, at the last sale price or official closing price reported on the exchange on which the security is principally traded; in the absence of recorded sales for equity securities, at the mean of the last bid and asked prices as furnished by an independent pricing service;

●	for Government Securities, listed corporate bonds, other fixed income and asset backed securities and unlisted securities, at the mean of the last bid and asked prices as furnished by an independent pricing service for the business day preceding the date of determination (or, if not so quoted on such day, the next preceding day on which they were so quoted) except that fixed income securities with remaining maturities of 60 days or less will be valued at amortized cost; and

●	for securities principally traded on markets outside the United States, the Market Value will be the last sale price on the principal exchange on which the securities are traded, or if there was no sale on that date, the last sale price on the next preceding day on which there was such a sale.

The foreign exchange rate used to calculate the Market Value of foreign securities not denominated in U.S. dollars shall be the foreign exchange rate quoted by the Lending Agent or its affiliates at the close of business in New York on the preceding day. The Market Value of securities for which market quotations are not readily available will be derived from an independent pricing service or from prices or rates bid by a dealer chosen in good faith by the Lending Agent or its affiliates.

(b)        Lending Agent may but shall not be obligated to exercise, on Client’s behalf, all rights that Client may have against the borrower. In the event that Lending Agent shall be required to make any payment, whether in cash or in replacement securities, to Client or incurs any loss or expense pursuant to (a) above, it shall, to the extent of such payment or loss or expense, be subrogated to, and succeed to, all of Client’s rights against the borrower and to the collateral involved. Client shall contemporaneously with any such payment to Client by Lending Agent surrender all rights to such collateral and Lending Agent shall have the sole authority to dispose of such collateral. Client agrees to execute any and all documents and instruments reasonably requested by Lending Agent, and Client further agrees to render reasonable assistance to assist Lending Agent in pursuing any claim to which Lending Agent succeeds or becomes subrogated.

Final Version

(c)        Except as provided in this Section 7, Lending Agent shall have no liability to Client for any failure of a borrower to return loaned securities.

8.	Indemnification and Reimbursement

(a)        In addition to any other indemnification required by this Agreement, Client agrees to indemnify Lending Agent and to hold Lending Agent harmless from any liabilities, losses, costs or expenses (including reasonable attorneys’ fees) which Lending Agent may incur in connection with this Agreement or the transactions contemplated hereby (collectively, “Losses”), including a breach of any representation in Section 12 or failure to provide proper or timely instructions as to installments, Recall Notices, or otherwise; provided that this indemnification shall not extend to Losses to the extent that they (i) are found by a final judgment of a court of competent jurisdiction to have resulted from Lending Agent’s own willful misconduct or gross negligence, or (ii) result from Lending Agent’s obligations as required by Section 7(a) above.

(b)        Client agrees that Lending Agent’s duties and responsibilities shall only be those expressly set forth herein and that Lending Agent may consult with counsel and be fully protected with respect to any action taken or omitted to be taken in good faith upon advice of such counsel. Client understands that Lending Agent will act solely as agent in securities lending transactions contemplated by this Agreement. Lending Agent does not guarantee the performance of or assume any liability for any obligations of Client or any borrower.

(c)        Client agrees that Lending Agent may rely on any certificate, statement, request, consent, agreement or other instrument which it believes to be genuine and to have been signed or presented by a proper person or persons.

(d)        Notwithstanding anything in this Agreement to the contrary, in no event shall Lending Agent be liable to Client or any third party for (i) special, indirect or consequential damages or lost profits or loss of business arising out of or in connection with this Agreement or any securities loan or (ii) any liability incurred due to the actions or inactions of any depository, third-party agent of Client, or Custodian, even if Lending Agent is previously informed of the possibility of such damages.

9.	Lending Agent’s Other Relationships with Borrowers

Client acknowledges that Lending Agent and/or its affiliates may, for its own account or in a fiduciary capacity, be a creditor of, or generally engage in any kind of commercial or investment banking business with, a borrower to whom Lending Agent has lent Client’s securities.

10.        Notices

(a)        All notices under this Agreement, except with respect to Recall Notices which shall be sent in accordance with Section 10(b) herein below, shall be in writing and sent by mail addressed as set forth below, or sent by email to Client’s relationship manager at Lending Agent; provided, however, that any such notices sent by email shall be effective only when Lending Agent’s receipt of that email is evidenced by an email acknowledgement sent from Lending Agent to Client:

Final Version

If to Lending Agent:

BMO Harris Bank N.A.

790 N. Water Street, Floor 11

Milwaukee, WI 53202

Attention: Securities Lending

If to Client:

Capitol Series Trust, on behalf of the Fuller & Thaler Funds

225 Pictoria Drive, Suite 450

Cincinnati, Ohio 45246

Att’n: Matthew Beck, Esq., Secretary

E-mail: mbeck@ultimusfundsolutions.com

All Recall Notices under this Agreement shall be in writing and sent by mail, facsimile, or email conveying a copy of a signed document in PDF format, addressed to:

BMO Harris Bank N.A.

BMO Securities Lending

790 N. Water Street, Floor 11

Milwaukee, WI 53202

Email: bmogam.sloperations@bmo.com

Facsimile No.: (414) 220-5784

Unless otherwise provided in Section 10(a) above, notices delivered in accordance with this Agreement shall be effective upon receipt. The addresses indicated above for either party may be changed by prior written notice to the other party.

11.        Termination

Either party may terminate this Agreement without penalty by giving not less than five business days’ written notice to the other party. Such termination shall be effective on the date specified therein, provided that such termination notice shall not constitute a notice pursuant to Section 5 unless so specified by Client, and further provided that this Agreement shall continue until all outstanding loans are terminated and all obligations under this Agreement are satisfied.

Final Version

12.        Representations of the Parties

(a) Client Representations

Client makes the following representations and warranties that shall be continuous in nature, and if at any time Client becomes aware that any of the following representations are inaccurate or cease to be true, Client shall immediately notify Lending Agent:

(1)        Client has received and reviewed, prior to the execution of this Agreement, a list of approved borrowers.

(2)        Client has determined that all fees and other consideration to be received by Client in connection with the loan of securities under this Agreement, and all payment obligations of Client under this Agreement, are reasonable.

(3)        Client has received all information that it has requested or that it believes is necessary to determine whether to enter into this Agreement.

(4)        Client has determined that all compensation received by Lending Agent in connection with the loan of securities is reasonable and adequate consideration in light of the services being provided under this Agreement.

(5)        Client acknowledges that it has been given the opportunity to review the terms and conditions of this Agreement and that the party executing this Agreement has (A) carefully considered the advisability of lending securities, including a consideration of the risks; (B) determined that lending securities under the terms of this Agreement is prudent; and (C) determined, after due deliberation and based solely upon independent investigations, that the lending of securities is legal and permissible in all respects for Client.

(b) Lending Agent Representations

Lending Agent makes the following representations and warranties that shall be continuous in nature, and if at any time Lending Agent becomes aware that any of the following representations are inaccurate or cease to be true, Lending Agent shall immediately notify Client:

(1) Lending Agent has all regulatory licenses, approvals, and consents necessary to carry on its business;

(2) Lending Agent is duly organized and existing under the laws of the jurisdiction of its organization with full power to carry on its business, to enter into this Agreement, and perform its obligations hereunder; and

(3) This Agreement has been duly authorized, executed, and delivered by Lending Agent, and constitutes a valid and legally binding obligation of Lending Agent.

13.        Governing Law and Legal Proceedings

(a)        This Agreement shall be governed by and construed in accordance with the laws of the State of New York (without giving effect to conflicts of laws principles thereof) and applicable federal law.

Final Version

(b)        Any legal action or proceeding arising out of or relating to this Agreement can be brought in the state or federal courts located in New York City, and Client hereby irrevocably consents to service of process in any said action or proceeding in any of such courts. Client hereby waives, in relation to any such action or proceeding, any defense to any action or proceeding based on venue or that the action has been brought in an inconvenient forum. Lending Agent and Client hereby irrevocably waive any right that they may have to trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement or the transactions contemplated hereby.

14.        Force Majeure

Notwithstanding any other provision contained herein, Lending Agent shall not be liable for any action taken, or any failure to take any action required to be taken under this Agreement or otherwise to fulfill Lending Agent’s obligations under this Agreement in the event and to the extent that the taking of such action or such failure arises out of or is caused by acts of governmental authorities, war, insurrection, riot, revolution, sabotage, terrorism or civil commotion; acts of God, accident, fire, water damage, explosion, hurricane or earthquake; mechanical breakdown, computer or system failure or computer virus, failure or malfunctioning of any communications media for whatever reason; interruption (whether partial or total) of power supplies or other utility or service; strike or other stoppage (whether partial or total) of labor; any law, decree, regulation or order of any government or governmental body (including any court or tribunal); or any other cause (whether similar or dissimilar to any of the foregoing) whatsoever beyond Lending Agent’s control.

Notwithstanding any other provision contained herein, Client shall not be liable for any action taken, or any failure to take any action required to be taken under this Agreement or otherwise to fulfill Client’s obligations under this Agreement in the event and to the extent that the taking of such action or such failure arises out of or is caused by acts of governmental authorities, war, insurrection, riot, revolution, sabotage, terrorism or civil commotion; acts of God, accident, fire, water damage, explosion, hurricane or earthquake; mechanical breakdown, computer or system failure or computer virus, failure or malfunctioning of any communications media for whatever reason; interruption (whether partial or total) of power supplies or other utility or service; strike or other stoppage (whether partial or total) of labor; any law, decree, regulation or order of any government or governmental body (including any court or tribunal); or any other cause (whether similar or dissimilar to any of the foregoing) whatsoever beyond Client’s control.

15.        Exclusivity

Client agrees not to lend any of Client’s securities covered by this Agreement, except pursuant to this Agreement.

16.        Successors and Assigns This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. The Lending Agent may assign this Agreement, or its rights or obligations hereunder, to any affiliate without the prior written consent of Client.

Final Version

17.        Miscellaneous

This Agreement constitutes the entire agreement of the parties with respect to Lending Agent acting as Client’s agent in connection with the loan of Client’s securities which Client has placed in trust or in custody with Custodian, and supersedes all prior understandings, written or oral, or any previous agreement with respect thereto. Client and Lending Agent must bring any claim arising out of or related to this Agreement no later than one year after the claim has accrued. Lending Agent’s (and, as it pertains to instructions by Client under this Agreement, Client’s) books and records (regardless of storage or recording method, system, or format) shall be deemed to constitute, in the absence of manifest error, sufficient evidence of the facts stated therein and of any obligations of the parties hereto. Neither party shall be bound by any modifications of this Agreement unless it has so agreed in writing. The provisions of this Agreement are severable and the invalidity or unenforceability of any provision shall not affect any other provision of this Agreement. If a court deems any provision to be invalid because of its scope or duration, such court will reduce such scope or duration to that which is appropriate and enforce this Agreement in its modified form. The word “including” will be read to mean “including without limitation”.

18.        Waiver

The failure by Lending Agent to insist upon strict adherence by Client to any term of this Agreement, or Lending Agent’s failure to provide notice to Client or to demand payment or performance by Client of any obligation under this Agreement on any occasion or occasions shall not be considered a waiver by Lending Agent or deprive Lending Agent of the right thereafter to insist on strict adherence to that term or any other term of this Agreement or to demand payment or performance by Client of any of its obligations under this Agreement.

The failure by Client to insist upon strict adherence by Lending Agent to any term of this Agreement, or Client’s failure to provide notice to Lending Agent or to demand payment or performance by Lending Agent of any obligation under this Agreement on any occasion or occasions shall not be considered a waiver by Client or deprive Client of the right thereafter to insist on strict adherence to that term or any other term of this Agreement or to demand payment or performance by Lending of any of its obligations under this Agreement.

[Signature Page Follows]

Final Version

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

Capitol Series Trust on behalf of each Fund listed in Exhibit A severally and not jointly		BMO HARRIS BANK N.A.

By:	/s/ Matthew J. Miller	By:	/s/ Mary Ann Goebel
	Name: Matthew J. Miller		Name: Mary Ann Goebel
	Title: President/CEO		Title: Vice President
Tax ID:

Fuller & Thaler Asset Management, Inc., adviser to each Fund listed in Exhibit A.

By:	/s/ Ed Stubbins
Name: Ed Stubbins
Title: Partner
Tax ID:

Final Version

Exhibit A

List of Funds*

1.	Fuller & Thaler Behavioral Small-Cap Equity Fund

2.	Fuller & Thaler Behavioral Small-Cap Growth Fund

3.	Fuller & Thaler Behavioral Mid-Cap Value Fund

4.	Fuller & Thaler Behavioral Unconstrained Equity Fund

5.	Fuller & Thaler Behavioral Small-Mid Core Equity Fund

6.	Fuller & Thaler Behavioral Micro-Cap Equity Fund

*	Fuller & Thaler Asset Management, Inc. is the investment adviser for the listed funds.

Final Version

Exhibit B

Authorized Investments

Securities Lending Fund II, LLC